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                                                                   EXHIBIT 10.75

                                    AGREEMENT

            AGREEMENT dated June 17, 1997 by and between ALLIANCE GAMING CORPORATION, a Nevada corporation (the "Company"), and MORRIS GOLDSTEIN, an individual (the "Executive").

                               R E C I T A L S :

            A. The Company considers it important and in its best interest and the best interest of its stockholders to foster the retention and engagement of key senior personnel, and the Company desires to retain the services of the Executive as Chief Executive Officer, on the terms and subject to the conditions provided in this Agreement.

            B. The Executive desires to accept such engagement by the Company and to render services to the Company, on the terms and subject to the conditions provided in this Agreement.

                              A G R E E M E N T :

            The parties hereto agree as follows:

            1. Employment. The Company hereby agrees to retain the services of the Executive, and the Executive agrees to be retained by the Company, to render services to the Company for the period, at the rate of compensation and upon the other terms and conditions set forth in this Agreement.

            2. Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on June 18, 1997 (the "Commencement Date"; which shall be the date on which the Executive commences full-time employment with the Company) and shall continue through and including June 30, 2000, unless earlier terminated specifically as provided in this Agreement (the date of any termination of this Agreement or the expiration of the Term, as provided herein, the "Termination Date"). From and after December 31, 1999, the parties shall commence and, to the extent appropriate, thereafter continue, a dialogue, in good faith, as to whether the Executive's employment with the Company shall be continued after the Termination Date; it being understood, however, that neither party shall have any obligation with respect to the continuation of such employment.

            3. Position and Duties. (a) Position. The Executive shall serve as Chief Executive Officer of the Company. During his employment hereunder, the Executive shall report directly to the Company's Board of Directors (the "Board"). The Executive shall devote all or substantially all of his business time to the fulfillment of his duties hereunder.

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            (b) The Company shall, subject to the Board's fiduciary duty, cause the Executive to be nominated for election to the Board at the next regularly-scheduled annual stockholders meeting after the date hereof. The Company shall include the Executive in the slate of directors recommended by management at such meeting. The Executive shall, if so elected by the stockholders of the Company serve on the Board from time to time, for successive periods of such election(s), subject, in each case, to (x) the Board's fiduciary duty (both with respect to the nomination of the Executive to the Board or election by the Board to refrain from such nomination) and (y) the continued election thereto by the Company's stockholders; it being understood that the failure of the Board to nominate the Executive to the Board, as set forth in clause (x) above, or the failure of the stockholders of the Company to elect the Executive to the Board, as set forth in clause (y) above, shall not give rise to any right on the part of the Executive to terminate this Agreement or give the Executive any other rights hereunder.

            (b) Duties. During the Term, the Executive shall, subject to supervision by the Board, have the authority and power to perform such duties as are consistent with those of Chief Executive Officer of the Company. During the Term, the Executive shall perform the duties contemplated by such title and such other duties, consistent with his experience and abilities, as may be properly assigned to the Executive by the Board. The Executive shall use his best efforts to further the interests of the Company. The Executive shall (x) re-locate on a full-time basis to Las Vegas, Nevada no later than September 1, 1997 and (y) render services to the Company from the Company's principal offices in Las Vegas, Nevada; the parties further acknowledge and agree that the Executive may be required to travel extensively during the Term in fulfilling his duties hereunder (including numerous trips to New York City, internationally and to other locations).

            4. Compensation and Reimbursement of Expenses. (a) Compensation. For purposes of this Agreement, each consecutive 12-month period during the Term ending on each June 30th during the Term shall be referred to as an "Employment Year"; it being understood, however, that the first Employment Year shall include the period from the Commencement Date through June 30, 1997, during which period the Executive shall receive a Base Salary (as defined below) at the rate set forth in the following sentence. For services rendered by the Executive under this Agreement, the Company shall pay to the Executive as compensation during each Employment Year during the Term, a base amount of compensation (the "Base Salary") at an annual rate of $450,000 per year (prorated for any partial Employment Year, including the period from the Commencement Date through June 30, 1997). The Base Salary shall be payable in equal bi-weekly installments (or otherwise as shall be customary for the Company from time to time), commencing with the end of the pay period which next follows the Commencement Date, and shall be subject to customary payroll deductions (i.e., for social security, federal, state and local taxes and other amounts customarily withheld from the compensation of members of the Board and/or employees of the Company).



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            (b) Bonus. The Executive shall be eligible to receive from the
Company, within 120 days of the end of each Employment Year, a cash bonus in respect of such Employment Year (the "Annual Bonus"), which shall be based upon all relevant criteria, including without limitation, (i) the performance of the Company and/or the operations of the Company during such Employment Year, based upon customary financial and other criteria, such as, but not limited to, return on the Company's consolidated stockholders' equity and total capital (i.e., stockholders' equity and total debt), performance of the Company's Common Stock, par value $.10 per share (the "Common Stock"), and the Company's absolute and relative amounts of consolidated cash flow, earnings and earnings per share, operating income and net income, and the comparison of such results with the Company's budgets and projections therefor and (ii) the performance of the Executive in rendering services to the Company (such criteria in clauses (i) and (ii), the "Targets"). The Targets for each Employment Year during the Term shall be determined by the Board, after receiving meaningful and good faith input from the Executive, not less than 15 days prior to the beginning of such Employment Year; provided, that the Targets for the first Employment Year hereunder shall be determined, as described above, on or prior to September 30, 1997. The Targets shall be set at levels that are aggressive but achievable. It is contemplated that 100% of the Annual Bonus for achievement of 100% of the Targets shall be $250,000 (the "Target Bonus"); in the event that between 80% and 120% of the Targets for any Employment Year during the Term are achieved (as determined by the Board, in good faith, in its sole discretion), the amount of the Annual Bonus for such Employment Year shall be a percentage of the Target Bonus for such Employment Year that is the same as the percentage of achievement of the Targets. In the event that more than 120% of the Targets for any Employment Year is achieved (as determined by the Board, in good faith, in its sole discretion), the amount of the Annual Bonus shall not exceed 120% of the Target Bonus; it being understood that the Company shall not be obligated to pay to the Executive any Annual Bonus in the event that less than 80% of the Targets are achieved (as determined by the Board, in good faith, in its sole discretion). The Annual Bonus shall be subject to customary payroll deductions (i.e., for social security, federal, state and local taxes and other amounts customarily withheld from the compensation of members of the Board and/or employees of the Company).

            (c) Options. As an additional inducement to the Executive to accept employment with the Company, the Company shall grant to the Executive options to acquire an aggregate of 500,000 shares of Common Stock (the "Employment Options"), as follows:

            (x) 250,000 of such Employment Options (the "Basic Employment Options") shall become vested and exercisable in four equal tranches as follows, subject to the provisions of Section 8 below:

            (1) 62,500 Employment Options on the Commencement Date;
            (2) 62,500 Employment Options on June 30, 1998;
            (3) 62,500 Employment Options on June 30, 1999; and
            (4) 62,500 Employment Options on June 30, 2000; and



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            (y) an additional 250,000 of such Employment Options (the
"Additional Vesting Options") shall become vested and exercisable in four equal tranches as follows, subject to the provisions of Section 8 below:

            (1) 62,500 Employment Options on the Commencement Date;
            (2) 62,500 Employment Options on June 30, 1998;
            (3) 62,500 Employment Options on June 30, 1999; and
            (4) 62,500 Employment Options on June 30, 2000;

provided, that in the case of this clause (y), an additional condition (the "Additional Vesting Conditions") to the vesting and exercisability of any or all of such Additional Vesting Options shall be that:

            (I) as to one-third of the aggregate amount of such Additional Vesting Options, allocated equally in four equal tranches of 20,834, 20,834, 20,833 and 20,833 each, as to each of the tranches of Additional Vesting Options provided to become vested in clauses (1) through (4) above, the price of a share of Common Stock on the Nasdaq Stock Market (or other principal exchange or listing agency on which the Common Stock is then traded or listed) shall have equaled or exceeded $11.00 for any 20 out of 30 consecutive trading days on or prior to June 30, 2000;

            (II) as to one-third of the aggregate amount of such Additional Vesting Options, allocated equally in four equal tranches of 20,833, 20,833, 20,834 and 20,833 each, as to each of the tranches of Additional Vesting Options provided to become vested in clauses (1) through (4) above, the price of a share of Common Stock on the Nasdaq Stock Market (or other principal exchange or listing agency on which the Common Stock is then traded or listed) shall have equaled or exceeded $13.00 for any 20 out of 30 consecutive trading days on or prior to June 30, 2000; and

            (III) as to one-third of the aggregate amount of such Additional Vesting Options, allocated equally in four equal tranches of 20,833, 20,833, 20,833 and 20,834 each, as to each of the tranches of Additional Vesting Options provided to become vested in clauses (1) through (4) above, the price of a share of Common Stock on the Nasdaq Stock Market (or other principal exchange or listing agency on which the Common Stock is then traded or listed) shall have equaled or exceeded $15.00 for any 20 out of 30 consecutive trading days on or prior to June 30, 2000;

in each case, irrespective of whether or not the applicable Additional Vesting Condition(s) shall have occurred prior or subsequent to the vesting dates otherwise provided for above in this clause (y).

            As to each tranche of Basic Employment Options set forth in clauses
(1) through (4) of Section 4(c)(x), 25,800 Basic Employment Options shall be granted under the



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Company's 1996 Long-Term Incentive Plan (the "1996 Plan") and shall, to the extent permitted by applicable law, be treated as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended (the "IRS Code"). The remainder of the Employment Options shall not be granted under any of the Company's stock option plans, including the 1996 Plan, but such remainder of the Employment Options shall be subject to the provisions of Sections 2, 3, 5, 7, 8, 9, 10, and 12 through 23 of the 1996 Plan. In addition, all of the Employment Options shall (I) have a term of five years from the Commencement Date hereof, subject to earlier termination as provided in the 1996 Plan, and (II) have an exercise price of $3.875 per share, subject to adjustment as provided in the 1996 Plan. The Company shall use commercially reasonable efforts to cause to be filed after the date which is one year after the Commencement Date a registration statement on Form S-3 or S-8 (or such other form that the Company shall deem appropriate) or take other appropriate steps to cause the shares of Common Stock issuable upon exercise of all or any of the Employment Options (other than the Basic Employment Options issued under the 1996 Plan, as described above, which are otherwise covered under the Company's existing registration statement(s) on Form S-8) to be freely-tradeable under the Securities Act of 1933, as amended, upon issuance thereof. None of the Employment Options except those described in the first sentence of this paragraph, to the extent permitted by applicable law, shall be incentive stock options under Section 422 of the IRS Code.

            (d) Reimbursement of Expenses. Consistent with established policies of the Company as in effect from time to time, the Company shall pay to or reimburse the Executive for all reasonable and actual out-of-pocket expenses, including without limitation, travel, hotel and similar expenses and the reasonable and actual out-of-pocket expenses incurred by the Executive in applying for and obtaining applicable gaming licenses, incurred by the Executive from time to time in performing his obligations under this Agreement.

            5. Benefits. (a) Benefit Plans. The payments provided in Section 4 above are in addition to any benefits to which the Executive may be, or may become, entitled under any of the Company's benefit plans or programs for which senior executive officers of the Company are or shall become eligible. In addition, the Executive shall be eligible to receive during the Term benefits and emoluments which are consistent with the benefits and emoluments provided to all members of the Board or senior executive officers of the Company.

            (b) Vacation. The Executive shall be entitled to three weeks annual paid vacation time during each Employment Year. Any unused vacation time may be accrued and carried forward to the succeeding Employment Year consistent with the Company's policy for senior executive officers as in effect from time to time. The Executive shall also be entitled to reasonable periods of sick leave consistent with the Company's policy for senior executive officers as in effect from time to time.

            (c) Other Items. The Company shall pay for the initiation fees and cost of membership during the Term in a country club located in Las Vegas, Nevada to be mutually



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agreed to by the Company and the Executive for the Executive and his family;
provided, that if there is a recoupable or similar bond associated therewith, upon termination of the Executive's membership, such bond (or the portion thereof payable to the Executive) shall be returned to the Company. The Company shall pay $90,000 to the Executive as full reimbursement for the Executive to relocate his residence to Las Vegas, Nevada. In addition, the Company shall reimburse the Executive for his reasonable and actual out-of-pocket costs and expenses for interim or temporary housing in Las Vegas, Nevada between the Commencement Date and the earlier of (x) the date that the Executive procures permanent housing in Las Vegas, Nevada and (y) September 1, 1997.

            (d) No Reduction. There shall be no material reduction or diminution of the benefits provided in this Section 5 during the Term unless (i) the Executive shall have provided his consent to such reduction or diminution, (ii) an equitable arrangement (embodied in an ongoing substitute or alternative benefit or plan) has been made with respect to such benefit or plan or (iii) such reduction is part of a program of across-the-board benefit reductions similarly affecting the senior executive officers of the Company.

            6. Benefits Payable Upon Disability. (a) Disability Benefits. During any period of Disability (as defined below) occurring during the Term, the Company shall continue to pay to the Executive the Base Salary as provided herein and continue to extend to him the benefits described in Sections 4 and 5 hereof; it being understood that if disability benefits are provided under any disability insurance or similar policy maintained by the Company (or maintained by the Executive, the cost of which is reimbursed or paid by the Company), payments under such policy shall be deemed to be payments by the Company and shall offset any Base Salary payable to the Executive under this Agreement. As used in this Agreement, "Disability" shall mean the inability (as determined by a majority of the remaining members of the Board (other than the Executive) voting for such determination) of the Executive to render services to the Company, as provided herein, as a result of physical or mental infirmity or disability.

            (b) Services During Disability. During the Term, notwithstanding any Disability, the Executive shall, to the extent that he is physically and mentally able to do so, furnish information, assistance and services to the Company, and from time to time he shall make himself available to the Company to undertake reasonable assignments and fulfill his duties hereunder, consistent with his current position with the Company and his physical and mental health.

            7. Termination. This Agreement shall expire or be terminated, as applicable, in accordance with the provisions of this Section 7, in which case the provisions of Section 8 below shall be applicable.

            (a) Upon Expiration of the Term. This Agreement shall terminate in accordance with Section 2 above.



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            (b) By the Company. In addition to the provisions of Section 7(a)
above, this Agreement is subject to earlier termination by the Company, as follows:

            (i) Death of Executive. If the Executive dies, this Agreement shall terminate, the Termination Date being the date of the Executive's death.

            (ii) Disability. If the Executive has been absent from service to the Company, as required in this Agreement, for a period of 60 days or more as a result of Disability during any consecutive 120-day period during the Term, the Company shall have the right to terminate this Agreement (as determined by a majority of the remaining members of the Board (other than the Executive) voting for such determination), the Termination Date being 15 days after written notice thereof is provided to the Executive.

            (iii) Termination by the Company for Cause. The Company shall have the right to terminate the Executive's employment under this Agreement for Cause (as defined below), the Termination Date to be immediately upon written notice thereof from the Company to the Executive. For purposes of this Agreement, "Cause" shall mean the Executive's (A) conviction of any misdemeanor involving moral turpitude or any felony, (B) misappropriation or embezzlement from the Company, (C) denial, revocation or rejection of any applicable gaming license or permit, or commission of any act which could reasonably be expected to result in such denial, revocation or rejection, (D) any material breach of the provisions hereof, or (E) the refusal by the Executive to undertake the Executive's duties or obligations hereunder.

            (iv) Termination by the Company Without Cause. The Company shall have the right to terminate the Executive's employment hereunder for any reason not specifically set forth in clauses (i), (ii) or (iii) of this
      Section 7(b), the Termination Date being 15 days after written notice thereof by the Company to the Executive.

            (c) By The Executive. In addition to the provisions of Section 7(a) above, this Agreement is subject to earlier termination by the Executive, as follows:

            (i) Termination by the Executive for Just Cause. The Executive shall have the right to terminate his employment under this Agreement upon the occurrence of a material breach of this Agreement by the Company, which the parties agree shall be limited to (A) a reduction by the Company in the Base Salary below the minimum Base Salary specified in Section 4(a) above or the failure of the Company to pay to the Executive any portion of the Base Salary within 30 days of the time that any such amount is due and payable hereunder, (B) the assignment to the Executive of duties and responsibilities that are materially inconsistent with those of a senior executive officer of the Company, (C) a significant reduction in the Executive's position, title, organization level, duties or responsibilities within the Company or (D) the failure of the



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      Company to obtain the assumption of this Agreement by any successors as required by Section 13(a) below, in each case, which has not been cured by the Company after 30 days' written notice from the Executive to the Company. In the event that the Executive elects to terminate this Agreement under this Section 7(c)(i), the Executive shall exercise such right by giving written notice thereof to the Company within 10 days after the lapsing of the 30-day period referred to above in this clause (i) (assuming that the Company shall have failed to cure such material breach within such period); thereafter, such right to terminate shall no longer be exercisable. The Termination Date shall be 15 days after the date of the applicable written notice giving rise to a termination by the Executive to the Company.

            (ii) Termination by the Executive Without Just Cause. The Executive shall have the right to terminate the Executive's employment under this Agreement for any reason not specifically set forth in clause (i) of this
      Section 7(c), the Termination Date being 15 days after written notice thereof from the Executive to the Company.

            8. Effect of Termination. The following provisions shall be applicable in the event of the termination of this Agreement as provided in
Section 7 above.

            (a) Expiration of Term. Upon termination of this Agreement as provided in Section 7(a) above, this Agreement shall terminate and be of no further force and effect, except as provided in Sections 10, 11, 12 and 13(b) below, which shall survive the Termination Date, to the extent provided therein, and no additional payments, liabilities or obligations shall be due and owing from either party to the other; provided, that the provisions of Section 10(a) shall survive such termination for the duration of the Restricted Period (as defined in Section 10 below) or for such shorter period that the Company elects, to the extent, in each case, that the Company so elects and provides written notice thereof to the Executive (which notice shall be given within 15 days prior to the Termination Date); and thereafter pays to the Executive the Base Salary otherwise payable hereunder (payable in accordance with the Company's regular pay schedule), during the Restricted Period or such shorter period (with the Base Salary prorated for such shorter period), as applicable.

            (b) Death or Disability. Upon the termination of this Agreement as provided in Section 7(b)(i) or 7(b)(ii) above, the Company shall pay to the Executive or the Executive's estate, as applicable, (i)(A) a lump-sum amount equal to the Base Salary otherwise payable to the Executive hereunder for the 12-month period following the Termination Date, payable in accordance with the Company's pay schedule, and (B) any Annual Bonus for the Employment Year in which the Termination Date occurs that the Board determines in good faith would otherwise have been payable had the Executive not died or become disabled, which Annual Bonus shall be reduced by prorating it through the Termination Date, payable, in the case of this clause (B), at the time such payment would otherwise be due and payable hereunder, and (ii) expense reimburse-



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      ment amounts accrued through the Termination Date, at the time such payment would otherwise be due and payable thereunder, and neither party shall have any further liability or obligation to the other, except that the provisions of Sections 10, 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein. Notwithstanding the provisions of clause (i) above, the Company shall have the right to provide for either or both of the payments descried therein by purchasing life insurance on the Executive's life itself or reimbursing to the Executive the cost of the premiums in respect of such life insurance which shall be purchased directly by the Executive; in the event that either or both of such insurance coverage is obtained, such payments shall constitute the Executive's estate's or heirs' sole remedy in respect of such payments.

      An amount equal to 50% of any unvested Employment Options as of the Termination Date shall vest and become exercisable by virtue of any termination under Section 7(b)(i) or 7(b)(ii) and, notwithstanding any of the specific provisions of the 1996 Plan that may be applicable to the Employment Options, as provided herein, the Executive's estate shall have a period of two years from the Termination Date to exercise such options; it being understood, however, that in the event of a termination under
      Section 7(b)(i) or 7(b)(ii), in order for any of the Additional Vesting Options to vest or become exercisable, the Additional Vesting Conditions applicable thereto shall have been achieved prior to the earlier of (x) the applicable periods originally provided in Section 3(c)(y) and (y) the Termination Date provided in Section 7(b)(i) or 7(b)(ii), as applicable.

            (c) Termination by the Company For Cause or the Executive Without Just Cause. Upon termination of this Agreement as provided in Sections 7(b)(iii) or 7(c)(ii) above, the Company shall pay to the Executive (i) the accrued and unpaid Base Salary, if any, through the Termination Date and (ii) expense reimbursement amounts accrued through the Termination Date, at the time such payments are otherwise due and payable thereunder, and neither party shall have any further liability or obligation to the other, except that the provisions of Sections 10, 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein. No unvested Employment Options shall vest or become exercisable by virtue of any termination under Section 7(b)(iii) or 7(c)(ii), and any and all rights thereto then possessed by the Executive shall be terminated and of no further force and effect; it being understood that in the event of a termination under Section 7(b)(iii) or 7(c)(ii), in order for any of the Additional Vesting Options to vest or become exercisable, the Additional Vesting Conditions applicable thereto shall have been achieved prior to the earlier of (x) the applicable periods originally provided in Section 3(c)(y) and (y) the Termination Date provided in Section 7(b)(iii) or 7(c)(ii), as applicable.

            (d) Termination by the Company Without Cause or the Executive for Just Cause. Upon termination of this Agreement as provided in Sections 7(b)(iv) or 7(c)(i)



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      above, the Company shall pay to the Executive (i) the Base Salary that would otherwise be payable hereunder during the Restricted Period; provided, that the Executive continues to comply with the covenants in Sections 10 and 11 below, as provided therein, and (ii) expense reimbursement amounts accrued through the Termination Date, in each case, in the case of clause (i) and (ii) above, at the time such payments are otherwise due and payable thereunder, and neither party shall have any further liability or obligation to the other, except that the provisions of Sections 10, 11, 12 and 13(b) below shall survive the Termination Date, to the extent provided therein. All unvested Employment Options that are otherwise provided to be vested during the 12- month period following the applicable Termination Date, shall vest and become exercisable (in accordance with the applicable provisions of the 1996 Plan) by virtue of any termination under Section 7(b)(iv) or 7(c)(i); it being understood, however, that in the event of a termination under Section 7(b)(vi) or 7(c)(i), in order for any of the Additional Vesting Options to vest or become exercisable, the Additional Vesting Conditions applicable thereto shall have been achieved prior to the earlier of (x) the applicable periods originally provided in Section 3(c)(y) and (y) the Termination Date provided in Section 7(b)(iv) or 7(c)(i), as applicable.

            9. Federal Income Tax and Other Withholdings. The Company shall withhold from any amount or benefits payable pursuant to this Agreement such federal, state, city or other taxes and other amounts as may be required to be withheld pursuant to any applicable law or governmental regulations or ruling and shall timely pay over to the appropriate governmental or other authorities the amount withheld, together with any additional amounts required to be paid by the Company in respect thereof.

            10. Non-Competition; Non-Solicitation and Standstill. (a) The Executive covenants and agrees that he will not at any time during the Term and for a period of 12 months following any Termination Date (the 12-month period following any Termination Date hereunder, the "Restricted Period"), directly or indirectly, whether as employee, owner, partner, agent, director, officer, consultant, equityholder (except as the beneficial owner of not more than 5% of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which the Executive does not undertake any management or operational or advisory role) or in any other capacity, for his own account or for the benefit of any person or entity, (1) establish, engage in or be connected with, in any manner, any person or entity which is at the time engaged in a business which is on the Commencement Date or on any applicable Termination Date in competition (other than competition in any immaterial respect or competition that is in a business that is immaterial or insignificant to the Company) with (a) the Company or any of its subsidiaries or affiliates, (b) any product, service or other business of any of the Company or such subsidiaries or affiliates that is in production, distribution or development as of the Termination Date, including without limitation, rendering advice or other services to any casino and/or any in-room, in-flight, Internet or network games or gaming (whether or not involving gambling) or casino or



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hotel management data collection systems or (2) otherwise compete in any way with the Company or its subsidiaries or affiliates (other than competition in any immaterial respect or competition that is in a business that is immaterial or insignificant to the Company).

            (b) The Executive shall not, directly or indirectly, at any time during the Term or Restricted Period (1) take any action to solicit or divert any joint venture partners, business partners, business (or potential business) or clients or customers away from the Company or any of its subsidiaries or affiliates, (2) induce customers, clients, joint venture partners, business partners, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company or any of its subsidiaries or affiliates to terminate, reduce or alter any such association or business with or from the Company or such subsidiaries or affiliates and/or (3) induce any person in the employment of the Company or any of its subsidiaries or affiliates or any consultant to the Company or such subsidiaries or affiliates to (A) terminate such employment or consulting arrangements, (B) accept employment or enter into consulting arrangements with any person or entity other than the Company and/or (C) interfere with the customers, suppliers or clients of the Company or any of its subsidiaries or affiliates in any manner or the business of the Company or any of its subsidiaries or affiliates in any manner. For purposes of this Section 10(b), "potential business" means any current or reasonably foreseeable commercial activity or any current or reasonably foreseeable commercial opportunities associated in any way with the Company's activities (other than ancillary or immaterial activities).

            (c) The Executive shall not, at any time during the Term or Restricted Period, except as specifically requested in writing by the Company, singly or with any other person, directly or indirectly, propose, enter into or agree to enter into, or encourage any other person to propose, enter into or agree to enter into (a) any form of business combination, acquisition or other transaction relating to the Company or (b) any form of restructuring, recapitalization or similar transaction with respect to the Company. In addition, during the Restricted Period, except as specifically requested by the Company in writing, the Executive shall not, singly or with any other person, directly or indirectly, (1) acquire, or offer, propose or agree to acquire, by tender offer, purchase or otherwise, any voting securities of the Company except through the exercise of Employment Options, (2) make, or in any way participate in, any solicitation of proxies or written consents with respect to voting securities of the Company (it being understood that the mere execution of a proxy or written consent for his own securities beneficially owned shall not be treated as constituting participation in such a solicitation), (3) become a participant in any election contest with respect to the Company or a nominee to the Board or a member of the Board, (4) seek to influence any person with respect to the voting or disposition of any voting securities of the Company,
(5) demand a copy of the Company's list of stockholders or its other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offer to acquire beneficial ownership of any voting securities of the Company or that seeks to affect control of the Company or for the purpose of circumventing any provision of this Agreement, (7) propose or support any director or slate of directors for nomination, appointment or election to the Board

(it being understood that the mere execution of a proxy or written shareholder consent for his own securities beneficially owned shall not be treated as constituting such support), (8) otherwise act to seek or to offer to control or influence, in any manner, the Board or policies of the Company or (9) seek to amend or change this Section 10(c).

            11. Confidential Information and Non-Disparagement. (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company and its stockholders all secret, confidential or proprietary information, knowledge or data relating to the Company (and any of its subsidiaries or affiliates), which shall have been obtained by the Executive during or by reason of his employment by the Company, in accordance with the principles of NRS 600A.010 et seq. (the so-called Uniform Trade Secrets Act). During and after the end of the Term, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to any person or entity other than the Company (or such applicable subsidiaries or affiliates) and those designated by them which would result in any misappropriation under and as defined in such Act, except that, during his employment hereunder, in furtherance of the business and for the benefit of the Company, the Executive shall be permitted to provide confidential information as appropriate to attorneys, accountants, financial institutions or other persons or entities engaged in business with the Company from time to time.

            (b) Each of the Executive and the Company agrees that during the Term and for a period of three years following any applicable Termination Date, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics or business practices, of the other, except, in each case, to the extent (but solely to the extent) (I) necessary in any judicial or arbitral action to enforce the provisions of this Agreement or (II) in connection with any judicial, regulatory or administrative proceeding to the extent required by applicable laws. For purposes of this Section 11(b), references to the Company includes its officers, directors, employees, consultants and shareholders (which are reasonably known as such to the Executive) on the date hereof and hereafter.

            12. Indemnification and Liability Insurance.

            (a) Indemnification. The Company shall indemnify and hold the Executive harmless, to the fullest extent legally permitted by Section 78.751 of the Nevada Corporation Code (as amended and in effect from time to time) against any and all expenses, liabilities and losses (including without limitation, reasonable attorneys' fees and disbursements of counsel reasonably satisfactory to the Company), incurred or suffered by him in connection with his service as an officer and as a member of the Board during the Term, in each case, except to the extent of the Executive's negligence or willful misconduct.

            (b) Insurance. The Company shall maintain, for the benefit of the Executive, a directors' and officers' liability insurance policy insuring the Executive's services as a member of the Board during the Term in accordance with its customary practices as in effect from time to time during the Term. The parties acknowledge and agree that such policy may cover other directors and officers of the Company in addition to the Executive.

            13. General Provision.

            (a) Assignment. Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or the Company without the prior written consent of the other; provided, that (i) in the event of the Executive's death during the Term, the Executive's estate and his heirs, executors, administrators, legatees and distributees shall have the rights and obligations set forth herein, as provided herein, and (ii) nothing contained in this Agreement shall limit or restrict the Compan s ability to merge or consolidate or effect any similar transaction with any other entity, irrespective of whether the Company is the surviving entity; provided, that such surviving entity shall continue to be bound by the provisions hereof binding upon the Company.

            (b) Material Inducements. The provisions of Sections 10 and 11 above are material inducements to the Company entering into and performing this Agreement; accordingly, in the event of any breach of such provisions by the Executive, in addition to all other remedies at law or in equity possessed by the Company, (x) the Company shall have the right to terminate and not pay any amounts payable to the Executive hereunder and the Executive shall be required to account for and return to the Company any and all profits derived from the ownership or exercise of the Employment Options and any unvested Employment Options shall be immediately forfeited and returned to the Company and (y) the Company shall be permitted to obtain injunctive and other equitable relief (in respect of any such breach or threatened breach), without the requirement of posting a bond or other security.

            (c) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Executive and the Company and their respective heirs, executors, administrators, legatees and distributees, successors and permitted assigns.

            (d) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

            (e) Severability. If, for any reason, any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or lack of enforceability shall not affect any other provision of this Agreement not so determined to be invalid or unenforceable, but each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect, irrespective of such invalid or unenforceable provision.

            (f) Effect of Prior Agreements. This Agreement contains the entire understanding between the parties hereto respecting the Executive's employment by the

Company, and supersedes any prior agreement between the Company and the Executive relating to the retention of the Executive as an employee of the Company.

            (g) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered, if sent by telecopy or by hand, (ii) one business day after sending, if sent by reputable overnight courier service, such as Federal Express, or (iii) three business days after being mailed, if sent by United States certified or registered mail, return receipt requested, postage prepaid. Notices shall be sent by one of the methods described above; provided, that any notice sent by telecopy shall also be sent by any other method permitted above. Notices shall be sent, if to the Executive, to care of Stephen G. Driggers, Esq., Wilson, Sonsini, Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050; and if to the Company, to Alliance Gaming Corporation, 6601 South Bermuda Road, Las Vegas, Nevada 89119, directed to the attention of the Board with copies to the Chairman and the Secretary of the Company; or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            (h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

            (i) Arbitration. In the event of a dispute or controversy arising under or in connection with this Agreement (except, at the option of the Company, Sections 10 and 11 above, and as provided in Section 13(b) above), the Executive shall give the Company or the Company shall give the Executive, as applicable, a written demand for relief. If the dispute or controversy is not resolved, it shall be settled exclusively by arbitration, conducted in Las Vegas, Nevada, in accordance with the rules of the American Arbitration Association (or if such association does not then conduct business in such city, another arbitral panel reasonably satisfactory to each party) then in effect. Judgment shall be entered on the arbitrator's award in any court having jurisdiction over the parties hereto.

            (j) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

            (k) Headings. The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

            (l) Governing Law. This Agreement has been executed and delivered in the State of Nevada, and its validity, interpretation, performance, and enforcement shall be governed by the laws of such State, without regard to principles of conflicts of laws.

            (m) Employment Options. This Agreement shall be the only agreement necessary to grant to the Executive the Employment Options. The parties agree that the specific provisions of the 1996 Plan set forth in Section 4(c) above shall be incorporated herein, mutatis mutandis, as if fully set forth herein, and shall be binding upon the Executive and the Company.

            (n) Regulatory Approval. The obligations of the Company herein are subject to applicable regulatory approvals, including without limitation, the approval of applicable gaming-related regulators. The Executive represents that he is not aware of any reason that such approval shall not be obtained in the ordinary course of business.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has signed this Agreement, all as of the date first set forth above.

                                          Alliance Gaming Corporation

                                          By: [SIG]
                                              ----------------------------------
                                               Name:  Scott D. Schweinfurth
                                               Title: Treasurer, CFO, SR. VP


                                          ------------------------------------
                                          Morris Goldstein